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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2001

POPE RESOURCES, A DELAWARE
LIMITED PARTNERSHIP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-9035 (Commission File Number)	91-1313292 (IRS Employer Identification No.)
19245 10th Avenue NE, Poulsbo, WA (Address of Principal Executive Office)		98370 (Zip Code)

Registrant's telephone number, including area code: (360) 697-6626

(Former name or former address, if changed since last report)

Item 5.  Other Events.

  Plum Creek Acquisition.

    On February 12, 2001, Pope Resources entered into a definitive purchase and sale agreement with Plum Creek Timberlands, L.P. and Plum Creek Marketing, Inc. to acquire 44,500 acres of industrial timberland in southwest Washington for approximately $54 million. The acquisition will be financed by a mixture of senior debt and a short-term revolving acquisition credit facility. The transaction is expected to close in the first half of 2001, subject to financing and other closing contingencies.

    The Plum Creek timberland acquisition is consistent with Pope Resources' strategy of focusing on its core business of timberland ownership and management and de-emphasizing its real estate development activities. Pope Resources announced the sale of its Port Ludlow resort and real estate development operations earlier this year. That sale is also scheduled to close in the first half of 2001.

Item 7. Financial Statements and Exhibits

    A.  Financial Statements

      None required.

    B.  Exhibits

      The following are filed as exhibits to this Current Report:

    10.1
    Timberland Purchase and Sale Agreement for the Southwest Washington Timberlands by and among Plum Creek Timberlands, L.P. and Plum Creek Marketing, Inc., as Seller and Pope Resources, a Delaware Limited Partnership as Purchaser, dated February 12, 2001.

    10.2
    Press Release dated February 14, 2001

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POPE RESOURCES, A Delaware Limited Partnership
By:	POPE MGP, INC. Managing General Partner
By:	/s/ ALLEN E. SYMINGTON Allen E. Symington Chairman and Chief Executive Officer

Dated: March 15, 2001

EXHIBIT INDEX

Exhibit Number	Description
10.1	Timberland Purchase and Sale Agreement for the Southwest Washington Timberlands by and among Plum Creek Timberlands, L.P. and Plum Creek Marketing, Inc., as Seller and Pope Resources, a Delaware Limited Partnership as Purchaser, dated February 12, 2001.
10.2	Press Release dated February 14, 2001

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SIGNATURES
EXHIBIT INDEX